FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: Timothy Dolan Integrated Corporate Relations 617-217-2230 timothy.dolan@icrinc.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports Fourth Quarter Non-GAAP EPS of $0.18, GAAP EPS of $0.13 on Revenues of $43.1 Million

Troy, NY - November 2, 2006 - MapInfo Corporation (Nasdaq: MAPS), the leading global provider of location intelligence solutions, today announced financial results for its fourth quarter of fiscal 2006.

For the quarter ended September 30, 2006, MapInfo reported total revenue of $43.1 million, an increase of seven percent compared to the prior year period. For the fiscal year ended September 30, 2006, MapInfo reported total revenue of $165.5 million, an increase of 11 percent compared to the prior fiscal year. On an organic, year-over-year basis, worldwide total revenue grew four percent in the fiscal fourth quarter 2006 and seven percent for the full fiscal year 2006, excluding acquisitions completed in the respective year ago time periods.

Mark Cattini, president and chief executive officer of MapInfo, stated, "During the fourth quarter and full year fiscal 2006, MapInfo made progress with our strategic initiatives, including penetrating our key target vertical markets; increasing the adoption of our Envinsa™ platform; expanding the number of joint customer engagements with leading business intelligence players and growing the awareness of the location intelligence market as we continue to invest in marketing to establish MapInfo's industry leadership position."

Cattini continued, "We were particularly encouraged by the progress we made to improve the execution of our European operations during the fourth quarter, and we are excited to announce the addition of John O'Hara as our new executive vice president, international operations. John brings 27 years of experience in global sales, marketing and management, including executive roles with technology market leaders such as IBM, Microsoft and Lotus Development Corporation. We are confident that John will have a positive impact on developing our global business in fiscal 2007 and beyond."

For the quarter ended September 30, 2006, MapInfo delivered non-GAAP operating income of $5.6 million, which excludes the impact of stock-based compensation expense and European severance costs, an increase of 24 percent compared to $4.5 million in the prior year period, and an operating margin of 13 percent. Non-GAAP net income for the quarter ended September 30, 2006 was $4.1 million, or $0.18 per share. The net impact of the stock-based compensation expense for the quarter ended September 30, 2006 was approximately $0.7 million, or $0.03 per share, and the net impact of European severance costs was $0.5 million, or $0.02 per share. As a result, GAAP operating income was $4 million and net income was $2.8 million, or $0.13 per share for the quarter ended September 30, 2006, compared to GAAP operating income of $4.5 million and net income of $3.9 million, or $0.18 per share, in the prior year period.

For the fiscal year ended September 30, 2006, MapInfo delivered non-GAAP operating income of $17.8 million, an increase of 14 percent compared to $15.7 million in the prior year period and an operating margin of 11 percent. Non-GAAP net income for the fiscal year ended September 30, 2006 was $12.9 million, or $0.59 per share, compared to $10.2 million, or $0.48 per share, in the prior fiscal year. This represented year-over-year growth of 26 percent in non-GAAP net income and 23 percent in non-GAAP EPS. The net impact of the stock-based compensation expense for the fiscal year ended September 30, 2006 was approximately $2.5 million, or $0.12 per share, and the net impact of the European severance costs was $0.7 million, or $0.03 per share. As a result, GAAP operating income was $13.3 million and GAAP net income was $9.7 million, or $0.44 per share during fiscal 2006, which compares to GAAP operating income of $15.7 million and GAAP net income of $10.2 million, or $0.48 per share, in the prior fiscal year.

Supplemental schedules, including a reconciliation of GAAP to non-GAAP measures and the allocation of stock-based compensation expense included in net income, are provided at the end of this press release.

MapInfo had cash and investments of $90.4 million at September 30, 2006, an increase of $4.3 million from $86.1 million at the end of the prior quarter. Deferred revenue was $22.5 million at September 30, 2006, an increase of $0.8 million from $21.7 million at the end of the prior quarter. The company generated approximately $16.0 million in cash from operations during fiscal 2006.

Cattini concluded, "We believe there is growing awareness of location intelligence as a mission-critical business solution, and our sales pipeline was solid exiting the fiscal year. We have seen evidence that our investments are paying off based on the strong growth rates in retail, financial services and insurance that we delivered in fiscal 2006. In fiscal 2007, our plan is to supplement the growth in these key vertical markets with a targeted set of actions and initiatives in both the public sector and communications vertical markets. In Fiscal 2007, we will continue to invest in sales and marketing, and potentially supplement organic growth with strategic acquisitions, in order to further advance our vertical market strategy."

Guidance

For the first fiscal quarter 2007, the company anticipates revenue in the range of $41 million to $42.5 million and GAAP earnings per share of $0.08 to $0.11. Included in the company's earnings guidance is an estimate for stock-based compensation expense of approximately $0.03 per share and an additional $0.01 relating to European severance expense.

For the full year fiscal 2007, the company anticipates revenue of $176 million to $182 million and GAAP earnings per share in the range of $0.48 to $0.53. Included in the company's earnings guidance is an estimate for stock-based compensation expense of approximately $0.12 per share and $0.01 for the European severance costs.

Non-GAAP Information

The company is presenting non-GAAP net income and earnings per share. These measures are determined by excluding stock-based compensation expense determined under SFAS 123(R) associated with the adoption of SFAS 123(R) and non-recurring severance expenses associated with management changes in our European operations, in addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release. Management evaluated the usefulness of the non-GAAP measure in presenting net income and earnings per share for the three months and full year ended September 30, 2006. The company believes that the non-GAAP measures provided, when viewed in addition to and not in lieu of the company's reported GAAP results assist investors in understanding the results of operations on comparative basis, since the prior comparable period did not include stock compensation expense or severance expense. In addition, the company's management uses the non-GAAP measures to conduct and evaluate its business. The economic reason management uses such a measure is that the business is managed geographically. The geographic managers are not responsible for, and cannot control, costs related to stock compensation expense, nor can they anticipate non-recurring items such as severance expenses.

Therefore management excludes these measures internally to measure the success of the various geographies and does not include stock compensation or severance expense when disclosing segment information. The primary limitation associated with the use of the non-GAAP financial measure compared to the most directly comparable GAAP financial measure is that it may not be comparable to amounts reported by other companies. Management compensates for this limitation by clearly stating both the non-GAAP and the GAAP measures. The company also reiterates that this information should be used in addition to GAAP results, and not in lieu of the GAAP results.

Conference Call

The MapInfo Fourth Quarter Earnings Conference Call will be held at 4:45pm (EST) on Thursday, November 2, 2006. The conference call will be Webcast live at www.mapinfo.com/investors or www.investorcalendar.com. An audio replay of the call will be available starting at 6:00 p.m. (EST) on November 2, 2006 through November 9, 2006. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 7985551). Replays of the Webcast are also available for 90 days following the call at www.investorcalendar.com and at www.mapinfo.com/investors.

About MapInfo

MapInfo is a global company and the leading provider of location intelligence solutions, integrating software, data and services to provide greater value from location-based information and drive more insightful decisions for businesses and government organizations around the world. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, N.Y., MapInfo is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent quarterly report on Form 10-Q under the section "Risk Factors" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

-tables to follow -

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Fiscal Year
	Ended September 30,		Ended September 30,

	2006	2005	2006	2005

Net revenues:
Products	$ 31,765	$ 30,742	$ 122,100	$ 115,504
Services	11,371	9,561	43,395	33,920

Total net revenues	43,136	40,303	165,495	149,424

Cost of revenues:
Products	5,108	5,467	21,788	22,795
Services	7,378	6,084	28,125	21,411

Total cost of revenues	12,486	11,551	49,913	44,206

Gross profit	30,650	28,752	115,582	105,218

Operating expenses:
Research and development	6,912	6,208	26,102	23,742
Selling and marketing	14,576	12,718	55,087	48,494
General and administrative	5,154	5,329	21,121	17,280

Total operating expenses	26,642	24,255	102,310	89,516

Operating income	4,008	4,497	13,272	15,702

Interest income	859	589	3,154	1,881
Interest expense	(221)	(303)	(1,065)	(1,182)
Other income (expense), net	(253)	367	(703)	(1,514)

Interest and other income (expense), net	385	653	1,386	(815)

Income before income taxes	4,393	5,150	14,658	14,887
Provisions for income taxes	1,548	1,233	4,997	4,652

Net income	$ 2,845	$ 3,917	$ 9,661	$ 10,235

Earnings per share	$ 0.13	$ 0.18	$ 0.44	$ 0.48

Average shares outstanding	21,941	21,277	21,785	21,148

MapInfo Corporation and Subsidiaries
Reconciliation of GAAP to NON-GAAP Net Income
(in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,		September 30,

	2006	2005	2006	2005

GAAP Operating income	$ 4,008	$ 4,497	$ 13,272	$ 15,702
Stock-based compensation expense under SFAS 123(R)	802	-	3,478	-
EMEA severance cost	770	-	1,086	-

Non-GAAP Operating income	$ 5,580	$ 4,497	$ 17,836	$ 15,702

GAAP Net income	$ 2,845	$ 3,917	$ 9,661	$ 10,235

Stock-based compensation expense under SFAS 123(R)	802	-	3,478	-
EMEA severance cost	770	-	1,086	-
Income tax benefit	(364)	-	(1,288)	-

Non-GAAP Net income	$ 4,053	$ 3,917	$ 12,937	$ 10,235

GAAP Earnings per share	$ 0.13	$ 0.18	$ 0.44	$ 0.48

Stock-based compensation expense under SFAS 123(R)
effect on earnings per share	0.03	-	0.12	-
EMEA severance cost effect on earnings per share	0.02	-	0.03	-

Non-GAAP Earnings per share	$ 0.18	$ 0.18	$ 0.59	$ 0.48

MapInfo Corporation and Subsidiaries
Stock-Based Compensation Expense Included in Net Income
(in thousands)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2006	2005	2006	2005

Cost of revenues - Products	$ 6	$ -	$ 36	$ -
Cost of revenues - Services	73	-	334	-
		0		0
Stock-based compensation expense
included in cost of revenues	79	-	370	-

Research and development	133	-	551	-
Selling and marketing	255	-	866	-
General and administrative	335	-	1,691	-

Stock based compensation expense
included in operating expenses	723	-	3,108	-

Total stock-based compensation expense	802	-	3,478	-
Tax benefit	117	-	933	-

Stock-based compensation expense, net of tax	$ 685	$ -	$ 2,545	$ -

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	September 30,	September 30,
	2006	2005

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 90,401	$ 73,816
Receivables - net	37,881	31,831
Inventories	658	548
Other current assets	5,206	5,290

Total current assets	134,146	111,485
Property and equipment - net	23,974	24,850
Product development costs - net	460	454
Deferred income taxes	12,741	14,140
Goodwill - net	52,052	49,661
Other intangible assets - net	9,390	11,633
Investments and other assets	1,142	919

Total assets	$ 233,905	$ 213,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 580	$ 1,367
Accounts payable and accrued expenses	24,990	26,547
Deferred revenue	22,100	20,543

Total current liabilities	47,670	48,457
Long-term debt	13,674	14,277
Deferred revenue, long-term	390	360
Deferred income taxes, long-term	1,836	2,027
Other long-term liabilities	-	357

Total liabilities	63,570	65,478

Stockholders' Equity:
Common stock	43	41
Paid-in capital	114,986	104,869
Retained earnings	55,306	42,754

Total stockholders' equity	170,335	147,664

Total liabilities and stockholders' equity	$ 233,905	$ 213,142